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                                                                   EXHIBIT 10.71

                  SYNDICATED FOOD SERVICES INTERNATIONAL, INC.
                            3560 CYPRESS GARDENS ROAD
                           WINTER HAVEN, FLORIDA 33884

                                  MARCH 21,2002

VIA FACSIMILE AND
REGISTERED MAIL - RETURN RECEIPT REQUESTED

William C. Keeler
1536 Spruce Creek Woods
Port Orange, Florida 32127

Re: Termination of all Relationships with Syndicated Food Services International, Inc. and each of its subsidiaries and affiliates (the "Company")

Dear Mr. Keeler:

The Board of Directors of the Company has voted to terminate your employment and all relationships with the Company for cause and, specifically, among other things, not performing your duties as an officer or employee appropriately or consistent with normal and standard efforts of a person who is in a senior management position of a public company (including, but not limited to, refusing to correct financial statement filings (Forms 10QSB) with the United States Securities and Exchange Commission after you knew that the information contained therein was incorrect and you were so advised by outside auditors of the Company).

1.       Your employment with the Company is terminated effective immediately.

2. All understandings and writings between you and the Company are null and void and are of no further force or effect; except you are still responsible to the Company for your wrongful acts or omissions to act. The Company reserves all rights in law and in equity as against you for damages, which it has incurred and may in the future incur as a result of your acts or omissions.

3.       You are no longer a member of the Board of Directors of the Company.

4. You will not be entitled to any payments or benefits from the Company, other than as may be specifically required by law in the particular circumstances.

5. You are not to make any disparaging remarks concerning, or undertake to disparage, the Company or any of its officers, directors (past or present) or representatives. In addition, you will not disclose any of the confidential information of the Company, including its finances, operations, customers or relationships with customers or vendors and will not impair or endeavor to adversely affect any relationships of the Company with third parties.

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6.       You will immediately return all copies and original Company records and those of its subsidiaries and affiliates to Mr. Thomas P. Tanis, Jr., 11830 Windcreek Overlook, Alpharetta, GA 30005, Tel. No. (770) 754-6131, and not retain any of the same, as well as see to the return of all Company equipment such as cellular telephones and computer equipment.

We wish to remind you that you are a party defendant in a civil action commenced by Platinum Funding as against you and that the Company has not undertaken the defense of such claim. With respect to such claim, you need to immediately secure counsel to represent you in such matter (and in each other proceeding by private parties, regulatory authorities or governmental agencies).

Very truly yours,

Syndicated Food Services International, Inc.

/s/ Thomas P. Tanis, Jr.

Thomas P. Tanis, Jr., on behalf of the Company

cc:      Roman Fisher, Director
         Frank Dolney, Director
         David W. Sloan, Esq.
         Emery Rosenbluth, Jr., Esq.

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